                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[X] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             CCA INDUSTRIES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                      N/A
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                             CCA INDUSTRIES, INC.

                                 ------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 16, 1998

                                 ------------

To The Shareholders:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CCA INDUSTRIES, INC., a Delaware corporation (hereinafter, the "Company"), will be held on June 16, 1998, at 4 p.m. at the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York, for the following purposes:

MANAGEMENT PROPOSALS

  1. To elect directors to serve on the Board of Directors for the ensuing year.

  2. To approve the appointment of Sheft Kahn & Company L.L.P. as the Company's independent certified public accountants for the fiscal year ending November 30, 1998.

  3. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to authorize the Board of Directors to issue up to 20,000,000 shares of Preferred Stock in one or more series with such preferences, limitations, and relative rights as the Board may determine.

OTHER MATTERS

  To transact such other business as may properly come before the meeting or any adjournment thereof.

                                     * * *

  The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

  Only shareholders of record at the close of business on May 12, 1998 are entitled to notice of the meeting, and to vote at the meeting and at any continuation or adjournment thereof.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Ira W. Berman
                                       Ira W. Berman,
                                       Corporate Secretary and
                                       Chairman of the Board

East Rutherford, New Jersey
April 20, 1998


   WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES AND IN THE ENVELOPE PROVIDED THEREFOR.

                             CCA INDUSTRIES, INC.
                       EAST RUTHERFORD, NEW JERSEY 07073

                                 ------------

                                PROXY STATEMENT

                                 ------------

  The enclosed proxy is solicited on behalf of the Board of Directors of CCA INDUSTRIES, INC., a Delaware corporation (hereinafter, the "Company"), for use at its Annual Meeting of Shareholders to be held on June 16, 1998, at 4 p.m. Shareholders of record on May 12, 1998 will be entitled to vote. The meeting will be held at the Grand Hyatt Hotel, Grand Central Station, New York, New York.

  The Company intends to mail this Proxy Statement, and the Company's Annual Report for the 1997 fiscal year, on or about May 15, 1998.

                                  I. GENERAL

A. VOTING

  There are two classes of stock authorized by the Company's Certificate of Incorporation; Common Stock and Class A Common Stock. On April 20, 1998, there were 7,259,581 total shares outstanding; consisting of 6,246,151 shares of Common Stock and 1,020,930 shares of Class A Common Stock. (The Board of Directors has resolved in favor of the authorization of Preferred Stock as a third class of authorized stock, subject to shareholder approval. See Proposal No. 3)

  Owners of Common Stock and owners of Class A Common Stock are entitled to one vote for each share of stock held, and voting on all matters other than the election of directors is as though all such stock were Common Stock. Moreover, except in respect of the election of directors (as hereinbelow described), the Common Stock and Class A Common Stock, and attendant rights of each, are equivalent.

  The holders of Common Stock have the right to elect three directors, and the holders of Class A Common Stock have the right to elect four. In a particular election, each holder of Common Stock is entitled to vote the number of shares held for as many persons as there are directors then to be elected by holders of Common Stock, and each holder of Class A Common Stock is entitled to vote shares held for as many persons as there are directors then to be elected by holders of Class A Common Stock.

  A quorum, counting proxies and shares represented in person, is necessary to the voting upon proposals proposed by Management, and other business that may properly come before the 1998 Annual Meeting. Fifty percent (50%) of all outstanding shares constitutes a quorum for all purposes other than the election of directors. In respect thereof, fifty percent (50%) of the outstanding shares of Common Stock is a quorum for the election of directors to be elected by holders of Common Stock, and fifty percent (50%) of the outstanding shares of Class A Common Stock is a quorum for the election of directors to be elected by holders of Class A Common Stock.

  Nonvoting of shares (whether by abstention, broker non-vote or otherwise), other than the potential effect of denying a quorum, has no impact on voting.

B. SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND 5% OWNERS

  The following table sets forth certain information regarding the ownership of the Company's Common Stock and/or Class A Common Stock as of April 20, 1998 by (i) all those known by the Company to be owners of as much as five (5%) percent of the outstanding shares of Common Stock or Class A Common Stock,
(ii) each officer and director who is an owner, and (iii) all officers and directors as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares owned (subject to community property laws, where applicable), and is beneficial owner of them.

                                                    NUMBER OF
                                                  SHARES OWNED:
                                                -----------------  OWNERSHIP
                                                COMMON             PERCENTAGE
                 NAME AND ADDRESS                STOCK   CLASS A  (ALL SHARES)
                 ----------------               ------- --------- ------------
   David Edell................................. 234,685   484,615     9.91
    c/o CCA Industries, Inc.
    200 Murray Hill Parkway
    East Rutherford, NJ 07073
   Ira W. Berman............................... 204,745   473,615     9.34
    c/o CCA Industries, Inc.
   Jack Polak..................................  25,000    47,700     1.00
    90 Park Avenue
    New York, NY 10016
   Dunnan Edell................................  41,250       --      0.57
    c/o CCA Industries, Inc.
   Drew Edell..................................  51,250       --      0.71
    c/o CCA Industries, Inc.
   Sidney Dworkin..............................  50,000       --      0.69
    1550 No. Powerline Road
    Pompano, FL 33069
   Officers and Directors as a group (9
    persons)................................... 606,930 1,005,930    22.22

--------
(1) David Edell, Ira Berman and Jack Polak own over 95% of the outstanding shares of Class A Common Stock. Messrs. David Edell, Dunnan Edell and Ira Berman are officers and directors. Mr. Drew Edell is an officer. Messrs. Polak and Dworkin are directors.

C. EXECUTIVE COMPENSATION

 i. Summary Compensation Table

  The following table summarizes compensation earned in the 1997, 1996 and 1995 fiscal years by all of the executive officers whose fiscal 1997 compensation exceeded $100,000, including the Chief Executive Officer (the "named officers").

                                  ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                         ----------------------------------------- --------------------------
                                                                      NUMBER
                                                                     OF SHARES
                                                      ALL OTHER     COVERED BY      OTHER
   NAME AND PRINCIPAL                                  ANNUAL      STOCK OPTIONS  LONG-TERM
        POSITION         YEAR  SALARY      BONUS   COMPENSATION(1)  GRANTED(2)   COMPENSATION
   ------------------    ---- --------    -------- --------------- ------------- ------------
David Edell............. 1997 $357,305    $171,254     $24,812        100,000          0
 President and Chief
  Executive              1996  337,080     131,896      21,560            --           0
 Officer                 1995  318,000      63,600      18,456            --           0
Ira W. Berman........... 1997  357,305(3)  171,254      22,345        100,000          0
 Secretary and Executive
  Vice                   1996  337,080(4)  131,896      22,876            --           0
 President               1995  318,000(5)   63,600      17,096            --           0
Dunnan Edell............ 1997  200,000      25,000      14,898         50,000          0
 Executive Vice          1996  185,096      25,000      15,659            --           0
  President--Sales
                         1995  175,000       3,365      13,440         25,000          0
Drew Edell.............. 1997  131,800      15,000       2,283         50,000          0
 Vice President--        1996  112,100      15,000      12,063            --           0
  Manufacturing
                         1995   98,000       1,885       2,925         25,000          0

--------
(1) Includes the personal-use value of Company-leased automobiles, the value of Company-provided life insurance, and health insurance that is made available to all employees, plus directors fees paid to Messrs. David Edell, Ira Berman and Dunnan Edell.
(2) Information in respect of stock option plans appears below in the sub-topic, Employment Contracts/Executive Compensation Program.
(3) Includes $99,396 paid to Ira W. Berman & Associates, P.C.
(4) Includes $110,046 paid to Ira W. Berman & Associates, P.C.
(5) Includes $99,396 paid to the New York City law firm of Berman & Murray, where Mr. Berman was the Senior Partner through 1995.

 ii. 1997 Option Grants, Fiscal Year Option Exercises, Year-End Option
Valuation

                        FISCAL 1997 OPTION GRANTS TO NAMED
                                     OFFICERS
                      ---------------------------------------
                                   % OF TOTAL
                      NUMBER OF  OPTIONS GRANTED                  POTENTIAL
                      UNDERLYING     TO ALL       EXPIRATION      REALIZABLE
                        SHARES      EMPLOYEES        DATE         VALUES(1)
                      ---------- --------------- ------------ -----------------
                                                                 5%      10%
                                                              -------- --------
David Edell..........  100,000        33.3       Aug. 1, 2007 $157,224 $398,436
Ira W. Berman........  100,000        33.3       Aug. 1, 2007  157,224  398,436
Dunnan Edell.........   50,000        16.7       Aug. 1, 2007   78,612  199,218
Drew Edell...........   50,000        16.7       Aug. 1, 2007   78,612  199,218

--------
(1) The figures shown as Potential Realizable Values are net gains that could be realized if assumed rates of appreciation of 5% and 10% per annum, were to result during the term of the options. The SEC requires the presentation of these assumptions and information based thereon, and no part is intended to forecast possible future appreciation. Actual net gains, if any, are dependent upon the actual future performance of the Company's Common Stock, and overall economic conditions.

  The next table identifies 1997 fiscal-year option exercises by named officers, and reports a valuation of their options.

                    FISCAL 1997 AGGREGATED OPTION EXERCISES
                      AND NOVEMBER 30, 1997 OPTION VALUES

                                                        NUMBER OF
                                                          SHARES      VALUE OF
                                                        COVERED BY  UNEXERCISED
                                  NUMBER OF            UNEXERCISED  IN-THE-MONEY
                                    SHARES              OPTIONS AT   OPTIONS AT
                                   ACQUIRED    VALUE   NOVEMBER 30, NOVEMBER 30,
                                  ON EXERCISE REALIZED     1997       1997(1)
                                 ------------ -------- ------------ ------------
David Edell.....................    30,000    $49,687    567,500     $1,628,313
Ira W. Berman...................    30,000     49,687    492,000      1,612,500
Dunnan Edell....................       -0-        -0-     25,000            -0-
Drew Edell......................       -0-        -0-     25,000            -0-

--------
(1) Represents the difference between market price and the respective exercise prices of options at November 30, 1997.

 iii. Compensation of Directors

  Each director was paid $2,000 per meeting for attendance of board meetings in fiscal 1997 (without additional compensation for committee meetings); and directors Rami G. Abada, Stanley Kreitman and Sidney Dworkin were each granted 25,000 options on August 1, 1997, exercisable through August 1, 2007, at $2.50 per share.

 iv. Executive Compensation Principles; Audit and Compensation Committee

  The Company's Executive Compensation Program is based on guiding principles designed to align executive compensation with Company values and objectives, business strategy, management initiatives, and financial performance. In applying these principles the Audit and Compensation Committee of the Board of Directors, comprised of David Edell, Ira W. Berman, Stanley Kreitman and Jack Polak, which met three times in 1997, has established a program to:

  . Reward executives for long-term strategic management and the enhancement of shareholder value.

  . Integrate compensation programs with both the Company's annual and long-term strategic planning.

  . Support a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to industry performance levels.

 v. Employment Contracts/Compensation Program

  The total compensation program consists of both cash and equity based compensation. The Audit and Compensation Committee (the "Committee") determines the level of salary and bonuses, if any, for key executive officers other than Messrs. David Edell and Ira Berman. The Committee determines the salary or salary range based upon competitive norms. Actual salary changes are based upon performance.

  Bonuses (see the Summary Compensation Tables), other than Mr. David Edell's and Mr. Berman's, were awarded in consideration of the Company's performance during 1997.

  On March 17, 1994, the Board of Directors approved 10-year employment contracts for David Edell and Ira Berman (with Mr. Edell and Mr. Berman abstaining). Pursuant thereto, each was provided a base salary of $300,000 in fiscal 1994, with a year-to-year CPI or 6% increment, and each is paid 2 1/2% of the Company's pre-tax income, less depreciation and amortization, plus 20% of the base salary, as bonus.

  Long-term incentives are provided through the issuance of stock options.

 vi. Stock Option Plans

  The Company's 1984 Stock Option Plan covered 1,500,000 shares of its Common Stock.

  The Company's 1986 Stock Option Plan covered 1,500,000 shares of its Common Stock.

  The Company's 1994 Stock Option Plan covers 1,000,000 shares of its Common Stock.

  The 1994 Option Plan provides (as had the 1984 and 1986 plans) for the granting of two (2) types of options: "Incentive Stock Options" and "Nonqualified Stock Options". The Incentive Stock Options (but not the Nonqualified Stock Options) are intended to qualify as "Incentive Stock Options" as defined in Section 422(a) of The Internal Revenue Code. The Plans are not qualified under Section 401(a) of the Code, nor subject to the provisions of the Employee Retirement Income Security Act of 1974.

  Options may be granted under the Options Plans to employees (including officers and directors who are also employees) and consultants of the Company, provided, however, that Incentive Stock Options may not be granted to any non-employee director or consultant.

  Option plans are administered and interpreted by the Board of Directors. (Where issuance to a Board member is under consideration, that member must abstain.) The Board has the power, subject to plan provisions, to determine the persons to whom and the dates on which options will be granted, the number of shares subject to each option, the time or times during the term of each when options may be exercised, and other terms. The Board has the power to delegate administration to a Committee of not less than two (2) Board members, each of whom must be disinterested within the meaning of Rule 16b-3 under the Securities Exchange Act, and ineligible to participate in the option plan or in any other stock purchase, option or appreciation right under plan of the Company or any affiliate. Members of the Board receive no compensation for their services in connection with the administration of option plans.

  Option Plans permit the exercise of options for cash, other property acceptable to the Board or pursuant to a deferred payment arrangement. The 1994 Plan specifically authorizes that payment may be made for stock issuable upon exercise by tender of Common Stock of the Company; and the Executive Committee is authorized to make loans to option exercisers to finance optionee tax-consequences in respect of option exercise, but such loans must be personally guaranteed and secured by the issued stock.

  The maximum term of each option is ten (10) years. No option granted is transferable by the optionee other than upon death.

  Under the plans, options will terminate three (3) months after the optionee ceases to be employed by the Company or a parent or subsidiary of the Company unless (i) the termination of employment is due to such person's permanent and total disability, in which case the option may, but need not, provide that it may be exercised at any time within one (1) year of such termination (to the extent the option was vested at the time of such termination); or (ii) the optionee dies while employed by the Company or a parent or subsidiary of the Company or within three (3) months after termination of such employment, in which case the option may, but need not provide that it may be exercised (to the extent the option was vested at the time of the optionee's death) within eighteen (18) months of the optionee's death by the person or persons to whom the rights under such option pass by will or by the laws of descent or distribution; or (iii) the option by its terms specifically provides otherwise.

  The exercise price of all nonqualified stock options must be at least equal to 85% of the fair market value of the underlying stock on the date of grant. The exercise price of all Incentive Stock Options must be at least equal to the fair market value of the underlying stock on the date of grant. The aggregate fair market value of stock of the Company (determined at the date of the option grant) for which any employee may be granted

Incentive Stock Options in any calendar year may not exceed $100,000, plus certain carryover allowances. The exercise price of an Incentive Stock Option granted to any participant who owns stock possessing more than ten (10%) of the voting rights of the Company's outstanding capital stock must be at least 110% of the fair market value on the date of grant and the maximum term may not exceed five (5) years.

  Consequences to the Company: There are no Federal income tax consequences to the Company by reason of the grant or exercise of an Incentive Stock Option.

  As at November 30, 1997, 1,529,500 stock options, yet exercisable, to purchase 1,529,500 shares of the Company's Common Stock, were outstanding.

 vii. Performance Graph

  Set forth below is a line graph comparing cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of companies in the NASDAQ Stock Market (U.S.) and the cumulative total return of Dow Jones's Cosmetics/Personal Care Index.



                                [Pasteup Graph]



                            CUMULATIVE TOTAL RETURN

                           11/92    11/93    11/94    11/95    11/96    11/97
                          -------  -------  -------  -------  -------  -------
CCA Industries, Inc. ....  100.00   378.57   214.29    82.14   132.14   135.71
DJ Equity Market.........  100.00   109.88   110.77   152.58   195.23   250.10
DJ Cosmetics/Personal
 Care....................  100.00    98.25   119.12   160.96   216.14   262.08

D. THE BOARD OF DIRECTORS AND STANDING COMMITTEES

  The Company's Board of Directors has no nominating committee. Its Audit and Compensation Committee members are Messrs. David Edell, Ira W. Berman, Stanley Kreitman and Jack Polak. They meet as such approximately once every three months, to review financial information in respect of the Company's business.

  During the 1997 fiscal year there were three formal meetings of the full Board. Informal meetings of members of the Board were held quarterly.

E. RELATED DIRECTORS AND/OR OFFICERS

  David Edell is the Company's President and Chief Executive Officer. He is also a director. Drew Edell and Dunnan Edell are his sons. Both are Vice-Presidents of the Company, and Dunnan Edell is also a director.

F. REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before its exercise. Thus, it may be revoked prior to its exercise by the filing of an instrument of revocation, or a duly executed proxy bearing a later date, with the Secretary of the Company at the Company's principal executive office. A proxy holder can also revoke a filed proxy by attending the meeting and voting in person.

G. SOLICITATION OF PROXIES

  It is estimated that the costs associated with proxy solicitation will be approximately $15,000. The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries,and custodians holding shares in their names that are beneficially owned by others, for forwarding of such material to beneficial owners. The Company may reimburse such persons their forwarding costs. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

H. SHAREHOLDER PROPOSALS FOR 1999

  Proposals of shareholders that are intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than January 15, 1998 in order to be included in the Company's proxy materials relating to that meeting.

                           II. MANAGEMENT PROPOSALS

                                PROPOSAL NO. 1

                     NOMINATION AND ELECTION OF DIRECTORS

  Management proposes that seven directors be elected at the 1998 Annual Meeting; three by holders of Common Stock and four by holders of Class A Common Stock. Each elected director will hold office until the next Annual Meeting of Shareholders and until a successor is elected and has qualified, or until death, resignation or removal.

  Management recommends that holders of Common Stock vote in favor of the three nominees they propose for election by holders of Common Stock. Each of such nominees has agreed to serve if elected. Unless otherwise instructed, the proxy holders will vote the received proxies for Management's nominees.

  Set forth below is information regarding Management's Common Stock nominees, including information they have furnished concerning their principal occupations and certain other directorships, and their ages as of May 1, 1998. (Mr. Abada does not own any Company stock. The stock ownership of each of the other Common Stock nominees, Messrs. Sidney Dworkin and Dunnan Edell, is presented above, under "Share Ownership of Directors, Officers and 5% Owners.")

 a. Common Stock Nominees

  Dunnan Edell, the 42 year-old son of David Edell, became a director in 1994. A Senior Vice President--Sales, he joined the Company in 1984, and was appointed Divisional Vice-President in 1986. He was employed by Alleghany Pharmacal Corporation from 1982 to 1984, and by Hazel Bishop from 1977 to 1981.

  Sidney Dworkin, age 77, has been a director since 1985. He was one of the founders, and from 1966 until 1987, was the President and Chairman of the Board of Revco D.S., Inc., one of the largest drug store chains in the United States. (He terminated his association with Revco in September 1987.) Mr. Dworkin is a certified public accountant and a graduate of Wayne State University. He is also a director of Northern Technologies International, Inc., Crager Industries, Inc., Entile Company, Inc., Q.E.P. Company, Inc. and Viragen Inc., and is Chairman of the boards of Comtrex Systems, Inc., MarbleEdge Group, Inc., and Interactive Technologies, Inc. He was a director of Neutrogena Corp. until its acquisition by Johnson & Johnson, and is a former Chairman of the National Association of Chain Drug Stores.

  Rami G. Abada, age 38, is the President and Chief Operating Officer of the publicly-owned Jennifer Convertibles, Inc. He has been its Chief Operating Officer since April of 1994, and was Executive Vice President from April 1994 to December 1997. From 1982 to 1994, he was a Vice President of Operations in the Jennifer Convertibles organization. Mr. Abada, who is Ira Berman's son-in-law, earned a B.B.A. in 1981 upon his graduation from Bernard Baruch College of The City University of New York.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE COMMON STOCK NOMINEES AS PROPOSED IN THIS PROPOSAL NO. 1. A MAJORITY OF THE COMMON STOCK VOTE IS REQUIRED FOR APPROVAL.

 b. Class A Common Stock Nominees

  The four nominees proposed for election by the holders of the Company's Class A Common Stock have agreed to continue to serve as directors, and will be elected since three of them (Messrs. Berman, Polak and David Edell) own, in aggregate, more than 95% of the outstanding shares of Class A Common Stock, and they have nominated themselves and the fourth Class A director and nominee (Mr. Stanley Kreitman). Thus, no vote or proxy is solicited in respect of the Class A nominees. (Mr. Kreitman does not own any Company Stock. The stock ownership of each of the other Class A Nominees is presented above, under "Share Ownership of Directors, Officers and 5% Owners.")

  David Edell, age 66, is President and Chief Executive Officer. Prior to his association with the Company he was a marketing and financial consultant; and, by 1983, he had extensive experience in the health and beauty aids field as an executive director and/or officer of Hazel Bishop, Lanolin Plus and Vitamin Corporation of America.

  Ira W. Berman, age 66, is the Company's Executive Vice President and Corporate Secretary. He is also Chairman of the Board of Directors. Mr. Berman is an attorney who has been engaged in the practice of law since 1955. He received a Bachelor of Arts Degree (1953) and Bachelor of Laws Degree (1955) from Cornell University, and is a member of the American Bar Association.

  Jack Polak, age 85, has been a private investment consultant since April 1982, and holds a tax consultant certification in The Netherlands. From 1977 until 1995, he was a director of Petrominerals Corporation, a public company engaged in oil and gas production, located in Tustin, California. From August 1993 until

February 1995, he was a director of Convergent Solutions, Inc. Since February 1995 (upon a merger involving Convergent Solutions), he has been a director of K.T.I. Industries, Inc. of Guttenberg, NJ, and a member of its Board's Audit and Compensation Committee. K.T.I. is a public company engaged in the waste-to-energy business.

  Stanley Kreitman, age 66, has been Vice Chairman of the Board of Manhattan Associates, an equity-investment firm, since 1994. He is also a director of Medallion Financial Corp., an SBIC. Mr. Kreitman has been Chairman of the Board of Trustees of The New York Institute of Technology since 1989, and of Crime-Stoppers of Nassau County (NY), since 1994. He is also a director and/or executive committee member of the following organizations: The New York City Board of Corrections, The New York City Police Foundation, St. Barnabas Hospital, The New York College of Osteopathic Medicine, and The Police Athletic League. From 1975 until 1993, he was President of United States Banknote Corporation, a security printer.

                                PROPOSAL NO. 2

                      APPROVAL OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed the firm of Sheft Kahn & Company L.L.P., independent certified public accountants (the "Auditors"), to audit the accounts and certify the financial statements of the Company for the fiscal year ending November 30, 1998. The appointment shall continue at the pleasure of the Board of Directors, subject to approval by the shareholders. The Auditors have acted as the Company's auditors since 1983.

  The Board of Directors expects that one or more representatives of the Auditors will be present at the meeting. The Auditors will then be given the opportunity to make a statement, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2. A MAJORITY VOTE OF THE AGGREGATED CLASS A COMMON STOCK AND COMMON STOCK IS REQUIRED FOR APPROVAL.

                                PROPOSAL NO. 3

AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD
  OF DIRECTORS TO ISSUE UP TO 20,000,000 SHARES OF PREFERRED STOCK IN ONE OR
       MORE SERIES WITH SUCH POWERS, DESIGNATIONS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS, AND RESTRICTIONS AS THE BOARD OF DIRECTORS
                                 MAY DETERMINE

  The Company's Board of Directors has proposed an amendment to the Company's Certificate of Incorporation, which would authorize the Company to issue up to 20,000,000 shares, $1.00 par value per share, of undesignated preferred stock (the "Preferred Stock") in one or more series. If the proposed amendment is approved, the Board of Directors would be empowered, without the necessity of further action or authorization by the Company's stockholders (except as set forth below), to authorize the issuance of the Preferred Stock from time to time in one or more series or classes, and to fix by resolution the powers, designations, preferences, qualifications, limitations, and relative rights of each series or class, including without limitation: (i) the distinctive designation and number of shares constituting such series or class; (ii) the dividend rates, if any, on the shares of that series or class and whether dividends would be cumulative or non-cumulative; (iii) whether, and upon what terms and conditions, the shares of that series or class would be convertible into or exchangeable for other securities or cash or other property or rights;
(iv) whether, and upon what terms and conditions, the shares of that series or class would be redeemable, including the date or dates upon or after which they shall be redeemable; (v) the rights and preferences, if any, to which the shares of that series or class would be entitled in the event of voluntary or involuntary dissolution or liquidation or winding up of the Company; (vi) whether a sinking fund would be provided for the redemption of the series or class and, if so, the terms of and the amount payable into such sinking fund; (vii) whether the holders of such securities would have voting rights and the extent of those voting rights; (viii) whether the issuance of any additional shares of such series or class, or of any other series or class, shall be subject to restrictions as to issuance or as to the powers, preferences, or rights of any such other series or class; and (ix) any other preferences, privileges, and relative rights of such series or class as the Board of Directors may deem advisable. Holders of the Company's Common Stock would have no preemptive right to purchase or otherwise acquire any Preferred Stock that may be issued in the future. Each series or class of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank with respect to dividends and redemption and liquidation rights, senior to the Company's Common Stock. No Preferred Stock is presently authorized by the Company's Certificate of Incorporation.

  Generally, no further actions or authorization by stockholders would be necessary or sought by the Board of Directors prior to an issuance of shares of Preferred Stock except as may be required by law or applicable regulations of the NASDAQ National Market or otherwise. For instance, current NASDAQ National Market regulations require stockholder approval in connection with an issuance of Preferred Stock convertible into or exchangeable for common stock in a transaction or a series or exchange of related transactions, other than a public offering for cash, if (i) the common stock to be issued upon conversion or exchange has voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (ii) the number of shares of common stock to be issued upon conversion or exchange is equal to or in excess of 20% of the common stock outstanding before such issuance; or (iii) the issuance would result in a change of control of the Company.

  If the stockholders approve the amendment to the Certificate of Incorporation described in Proposal No. 3, Article Fourth will be amended, to read as set forth in Appendix A hereto, and the foregoing summary is qualified in its entirety by reference thereto. The proposed amendment would not change the authorized number of shares of Common Stock or Class A Common Stock.

 a. Purposes And Effects Of The Proposed Amendment

  The Board of Directors recommends the authorization of Preferred Stock to increase the Company's financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Preferred Stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purposes might include, without limitation, issuance in public and private sales for cash as a means of obtaining additional capital for use in the Company's business and operations and issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The Company does not have, at present, any agreements, understandings, or arrangements which would result in the issuance of any shares of Preferred Stock.

  It is not possible to state the precise effect of the authorization of the Preferred Stock upon the rights of the holders of the Company's Common Stock until the Board of Directors determines the respective preferences, limitations, qualifications, and relative rights of the holders of one or more series or classes of the Preferred Stock. However, such effect might include:
(i) reduction of the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of Preferred Stock, and restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears; (ii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock had voting rights ("Dilution"); and (iii) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

  Although the Board of Directors would authorize the issuance of Preferred Stock shares based on its judgment as to the best interests of the Company and its stockholders, the Dilution potential resulting from such an amendment may be viewed as having the effect, at once, (a) of diluting, among other things, the voting power exercisable by holders of Common Stock and (b) of discouraging an unsolicited attempt by another person or entity to acquire control of the Company; that is, an anti-takeover effect.

  Issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the Company more difficult or costly. For example, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. In addition, the Board of Directors could authorize the holders of a series or class of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock as a class on any merger, sale, or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of additional authorized shares could have the effect of discouraging unsolicited takeover attempts or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of the Company's officers and directors to retain their positions.

 b. Vote Required For Approval

  A majority vote of the aggregated Common Stock and Class A Common Stock is required for approval of Proposal No. 3.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR' THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO ISSUE UP TO 20,000,000 SHARES OF PREFERRED STOCK IN ONE OR MORE SERIES OR CLASSES WITH SUCH POWERS, DESIGNATIONS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS, AND RESTRICTIONS AS THE BOARD OF DIRECTORS MAY DETERMINE.

                              III. OTHER MATTERS

  The Board of Directors knows of no other matters to be presented, but if any other matters properly come before the Annual Meeting it is intended that the persons holding proxies will vote thereon in accordance with their best judgments.

  When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors.

                              IV. CERTAIN REPORTS

  Based upon reports furnished to the Company, all reports required to be filed during or concerning the Company's 1997 fiscal year, by officers, directors and principal shareholders, pursuant to Section 16 of the Securities Exchange Act of 1934 (Form 3, Initial Statement of Beneficial Ownership; Form 4, Statement of Changes of Beneficial Ownership; and Form 5, Annual Statement of Beneficial Ownership), were timely filed with the Securities and Exchange Commission.

                                          By Order of the Board of Directors

                                          /s/ Ira W. Berman
                                          Ira W. Berman,
                                          Chairman of the Board of Directors

East Rutherford, New Jersey
April 20, 1998

                                                                     APPENDIX A

                                    FORM OF
                            AMENDMENT OF PARAGRAPH
                                "FOURTH" OF THE
                         CERTIFICATE OF INCORPORATION
                             CCA INDUSTRIES, INC.

FOURTH: (A) COMMON STOCK AND CLASS A COMMON STOCK

  [Unchanged]

      (B) 20,000,000 SHARES OF PREFERRED STOCK, PAR VALUE $1.00 PER SHARE.

  In accordance with Section 102(a)(4) of the Delaware General Corporation Law, the Board of Directors of the Corporation is hereby expressly granted the authority to fix by resolution(s) the powers, preferences, and rights of such shares of preferred stock, and the qualifications, limitations, or restrictions thereof, in accordance with Section 151 of the Delaware General Corporation law, and to amend this Certificate of Incorporation as required.

  The Board of Directors shall have the authority to issue shares of Preferred Stock at any time, and from time to time, and to (i) divide the shares into classes and into series within any class or classes, (ii) determine the designation of and the number of shares of any class or series of Preferred Stock, (iii) determine the relative rights, preferences and limitations of the shares of any class or series of Preferred Stock, and (iv) change the designation or number of shares, or relative rights, preferences and limitations of the shares of any theretofore established class or series of Preferred Stock which have been issued.

                              CCA INDUSTRIES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

  The undersigned, revoking all prior proxies, hereby appoints David Edell and Ira W. Berman, and each of them, proxies and attorneys in fact, with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CCA INDUSTRIES, INC., to be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York, on June 16, 1998 at 4:00 p.m., and to vote as directed below upon the proposals, and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof (all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged).

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED "FOR" THE ELECTION OF SIDNEY DWORKIN, RAMI G. ABADA AND DUNNAN EDELL AS DIRECTORS, AND "FOR" PROPOSALS 2 AND 3.

                                           SEE
                                         REVERSE
                                           SIDE
                         (TO BE SIGNED ON REVERSE SIDE)

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS EXAMPLE.


1. Election of      FOR           WITHHELD
   Directors        [_]             [_]         Nominees:
                                                           Sidney Dworkin
                                                           Rami G. Abada
                                                           Dunnan Edell

For, except vote withheld from the following nominee(s):


_______________________________________________________


2. Ratification of the Board of Directors' appointment of Sheft Kahn & Company L.L.P. as the Company's independent, certified public accountants for the fiscal year ending November 30, 1998

                FOR       AGAINST      ABSTAIN
                [_]         [_]          [_]

3. Proposal to authorize 20,000,000 shares of Preferred Stock

                FOR       AGAINST      ABSTAIN
                [_]         [_]          [_]



SIGNATURE(S) __________________________ DATE ________
NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. EACH JOINT OWNER MUST SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD INDICATE THOSE CAPACITIES.